Exhibit 23.01

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

HMG/Courtland Properties, Inc. and Subsidiaries

Coconut Grove, Florida

We have audited the accompanying consolidated balance sheets of HMG/Courtland Properties, Inc. (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Other Investments Impairment Assessment

Description of Matter

As disclosed in Note 4 to the consolidated financial statements, the Company’s portfolio of other investments consists of 46 individual investments, primarily in limited partnerships, with an aggregate carrying valuing of $4,940,403. The valuation of other investments requires significant judgement due to the absence of quoted market prices, inherent lack of liquidity, and the long-term nature of such assets, and are carried at cost less distributions and other than temporary unrealized losses. These investments are evaluated for impairment as events or changes in circumstances indicate that the carrying value of the investment may not be recoverable. The Company performed impairment analyses at the end of each quarter to determine the recoverability of the carrying value of each investment. Accordingly, the Company recognized other-than-temporary impairment charges of $407,329 during the Company’s fiscal year, to write down the carrying amount to fair value of two of its other investments.

Auditing management’s impairment analysis involved a higher degree of judgment and an increased extent of effort, due to the estimation uncertainty resulting from the unobservable nature of the inputs used in the valuations and the limited number of comparable market transactions for the same or similar investments.

How We Addressed the Matter in Our Audit

Our audit procedures included the following:

•	Obtained an understanding of the internal controls and processes in place over management’s impairment assessments.

•	We inquired of management regarding changes to the investment portfolio and investment strategies.

•	We evaluated the valuation methodologies used by the Company to determine whether they were consistent with generally accepted accounting principles.

•	We obtained a rollforward of the investment balance, vouching a sample of contributions into investments and distributions from investments, in order to recalculate the gain for the period.

•	We selected a sample of investments and confirmed the cumulative capital contributions and ownership interests directly with the investees.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2010.

Coral Gables, Florida

March 30, 2021